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                                                                   EXHIBIT 12(A)

                            THE SEAGRAM COMPANY LTD.
                            AND SUBSIDIARY COMPANIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (MILLIONS)

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
                                                             FISCAL      TRANSITION
                                                           YEAR ENDED   PERIOD ENDED     FISCAL YEARS ENDED JANUARY 31,
                                                            JUNE 30,      JUNE 30,       -------------------------------
                       DESCRIPTION                            1997          1996         1996     1995     1994     1993
---------------------------------------------------------  ----------   ------------     ----     ----     ----     ----
Earnings before income taxes (restated for discontinued
  operations)............................................    $  899         $ 65         $349     $363     $435     $453
Add (deduct):
Equity in net earnings of less than 50% owned
  affiliates.............................................       (28)          (4)         (20)      --       --       --
Dividends from less than 50% owned affiliates............        12            9            4       --       --       --
Fixed charges............................................       398          183          426      436      378      369
Interest capitalized, net of amortization................        (2)          (4)          (2)      (1)       0       (5)
                                                             ------         ----         ----     ----     ----     ----
Earnings available for fixed charges.....................    $1,279         $249         $757     $798     $813     $817
                                                             ======         ====         ====     ====     ====     ====
Fixed charges:
Interest expense.........................................    $  326         $151         $378     $408     $351     $341
Proportionate share of 50% owned companies fixed
  charges................................................        16            8            6       --       --       --
Portion of rental expense deemed to represent interest
  factor.................................................        56           24           42       28       27       28
                                                             ------         ----         ----     ----     ----     ----
Fixed charges............................................    $  398         $183         $426     $436     $378     $369
                                                             ======         ====         ====     ====     ====     ====
Ratio of earnings to fixed charges.......................      3.21         1.36         1.78     1.83     2.15     2.21
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